Exhibit 99.1

Array completes sale of select spectrum assets to AT&T for $1.018 billion

Board declares special dividend of $10.25 per share

CHICAGO (January 13, 2026) – Array Digital Infrastructure, Inc.SM (NYSE: AD) (ArraySM) today announced the successful closing of the previously announced agreement with AT&T (NYSE: T) to sell a portion of the Company’s retained spectrum licenses for total consideration of $1.018 billion.

The transaction furthers the objective announced on May 28, 2024, to opportunistically monetize the spectrum that was not included in the sale to T-Mobile that closed on August 1, 2025.

Following the close of the AT&T transaction, the Array Board of Directors has declared a special cash dividend of $10.25 per Common Share and Series A Common Share. The special dividend is payable on February 2, 2026, to shareholders of record on January 23, 2026.

“We are pleased with the significant value realized in this sale,” said Anthony Carlson, President and CEO. “And we are continuing to return value to our shareholders in the form of a special dividend.”

Note
Array currently expects that when 1099-DIVs are issued for 2026, this special dividend will be largely designated as an ordinary and qualified dividend, subject to the shareholder’s holding period requirements.

Advisors
Citigroup Global Markets Inc. served as lead financial advisor and Centerview Partners LLC served as financial advisor to Telephone and Data Systems, Inc. (TDS) in connection with the AT&T transaction. TD Securities (USA) LLC and Wells Fargo also served as financial advisors to TDS. Wilkinson Barker Knauer, LLP served as lead transactional and FCC regulatory counsel to both TDS and Array. In addition, Clifford Chance LLP served as regulatory advisor to both TDS and Array and Sidley Austin LLP served as legal advisor to TDS. PJT Partners LP served as financial advisor and Cravath, Swaine & Moore LLP served as legal advisor to the independent directors of Array.

About ArraySM
Array Digital Infrastructure, Inc. is a leading owner and operator of shared wireless communications infrastructure in the United States. With over 4,400 cell towers in locations from coast to coast, Array enables the deployment of 5G and other wireless technologies throughout the country. Headquartered in Chicago, Array is approximately 82% owned by TDS.

Contacts

Julie Mathews, TDS Director – Investor Relations
julie.mathews@tdsinc.com

John Toomey, TDS Treasurer and Vice President – Corporate Relations
john.toomey@tdsinc.com

For more information about Array, visit: investors.arrayinc.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. The forward-looking statements include the statement regarding Array’s expectation regarding the designation of the special dividend on 1099-DIV. This statement relies on the company’s current assumptions and involves uncertainties that could cause a different result. The ultimate designation of the special dividend depends on several factors including Array’s 2026 taxable income and the amount and timing of any additional special dividends issued by Array in 2026.